Exhibit 3.1

SCHEDULE 2017-1

description of share capital

The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.

The rights, privileges, restrictions and conditions attached to the said common shares and preferred shares are as follows:

COMMON SHARES

1.	Each holder of common shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than common shares) or specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the common shares, each holder of common shares shall be entitled to one vote in respect of each common share held by such holder.

2.	The holders of the common shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive any dividend declared by the Corporation.

3.	The holders of the common shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

PREFERRED SHARES

4.	The preferred shares may from time to time be issued in one or more series and, subject to the following provisions, and subject to the issuance by the Director appointed under the Canada Business Corporations Act or appropriate official designated by successive legislation as amended from time to time, of a certificate of amendment of Articles in respect thereof, the directors may by resolution fix from time to time before such issue the number of shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of preferred shares including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, whether cumulative or non-cumulative, the date(s) and place(s) of payment thereof, the redemption, purchase for cancellation and/or conversion prices and terms and conditions of redemption, purchase and/or conversion (if any), any share purchase plan or sinking fund or other provisions and the restrictions (if any) respecting payment of dividends on any shares ranking junior to the preferred shares.

5.	The preferred shares of each series shall, with respect to the priority in payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purposes of winding up its affairs, rank on a parity with the preferred shares of every other series and be entitled to preference over the common shares and over any other shares of the Corporation ranking junior to the preferred shares. The preferred shares of any series may also be given such other preferences, not inconsistent with these Articles, over the common shares and any other shares of the Corporation ranking junior to such preferred shares as may be determined by the directors.

6.	If any (i) cumulative dividends, whether or not earned or declared, (ii) declared non-cumulative dividends, or (iii) amounts payable on the return of capital in respect of a series of preferred shares are not paid in full, all series of preferred shares shall participate ratably in respect of accumulated cumulative dividends, declared non-cumulative dividends, and amounts payable on return of capital.

7.	The preferred shares of any series may be made convertible into common shares.

8.	The holders of the preferred shares shall be entitled to receive copies of the annual financial statements of the Corporation and the auditors’ report thereon to be submitted to the shareholders of the Corporation at annual meetings and the holders of each series of preferred shares shall have such rights to attend and vote at meetings of shareholders or restrictions on attendances or voting rights thereat as may be determined by resolution of the board of directors.

9.	The holders of the preferred shares and of each series of preferred shares shall not be entitled to vote separately as a class or series or dissent upon a proposal to amend the Articles of the Corporation to:

(i)	increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(ii)	effect an exchange, reclassification or cancellation of the shares of such class or series;

(iii)	create a new class or series of shares equal or superior to the shares of such class or series.